EXHIBIT 23(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-101638, 333-101639 and 333-122110) of Neogen Corporation of our reports dated August 1, 2007, with respect to the consolidated financial statements and schedule of Neogen Corporation and subsidiaries, Neogen Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Neogen Corporation included in the Annual Report (Form 10-K) for the year ended May 31, 2007.

/s/ Ernst & Young LLP

Grand Rapids, Michigan

August 10, 2007